CONSENT OF INDEPENDENT AUDITIORS





To the Board of Directors and Stockholders
Abatix Corp.:

We consent to the incorporation by reference in registration statement No. 333-95187 on Form S-3 of Abatix Corp. of our report dated February 29, 2000 relating to the consolidated balance sheets of Abatix Corp. and subsidiaries as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows and the related financial statement schedule for each of the years in the three year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Abatix Corp.

KPMG LLP


Dallas, Texas
March 30, 2000